Exhibit 99.1

CONSENT OF ALLEN & COMPANY LLC

The Board of Directors

Discovery, Inc.

230 Park Avenue South

New York, New York 10003

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 16, 2021, to the Board of Directors of Discovery, Inc. (“Discovery”) as Annex G to, and reference to such opinion letter under the headings “SUMMARY—Opinions of Discovery’s Financial Advisors—Opinion of Allen & Company LLC” and “THE TRANSACTIONS—Opinions of Discovery’s Financial Advisors—Opinion of Allen & Company LLC” in, (i) the proxy statement/prospectus relating to the proposed transaction involving Discovery, Inc. and the WarnerMedia business of AT&T Inc. (“AT&T”), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Discovery (the “Discovery Registration Statement”), and (ii) the prospectus relating to the exchange offer and/or pro rata distribution of shares of the common stock of Magallanes, Inc. (“Magallanes”) owned by AT&T for common shares of AT&T, which prospectus forms a part of the Registration Statement on Form S-4 and Form S-1 of Magallanes (together with the Discovery Registration Statement, the “Registration Statements”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Allen & Company LLC

ALLEN & COMPANY LLC

November 18, 2021